Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-53785, 333-80387 and 333-86224 of Columbia Sportswear Company on Form S-8 of our report dated January 30, 2003 (March 14, 2003 as to Note 17), appearing in this Annual Report on Form 10-K of Columbia Sportswear Company for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

Portland, Oregon

March 21, 2003